Exhibit (10)(bc)

THIRD (GOOD FAITH) AMENDMENT TO THE
MET-PRO CORPORATION RETIREMENT SAVINGS PLAN

This Third (Good Faith) Amendment to the Met-Pro Corporation Retirement Savings Plan (the “Plan”) is made by Met-Pro Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company established the Plan for its eligible employees effective as of January 1, 1999, and amended and restated as of January 1, 2007;

WHEREAS, the Company reserved the right in Section 13.01 of the Plan to amend the Plan at any time; and

WHEREAS, the Company wishes to amend the Plan to incorporate changes required by the Pension Protection Act of 2006.

NOW, THEREFORE, the Plan is hereby amended as set forth below.

1.         Effective January 1, 2009, Section 4.01(b) is amended by adding the following to the end thereof:

Effective for Plan Years beginning on and after January 1, 2009, gap period income (i.e., income between the end of the plan year and the date of distribution) is no longer paid on excess contributions, however, gap period income is included with excess contributions for all prior Plan Years.

2.         Effective January 1, 2009, the last sentence of Section 4.05(d) is rewritten as follows:

Gap period income (i.e., income between the end of the Plan Years and the date of distribution) is not paid on any such excess contributions.

3.         Effective January 1, 2008, Section 8.07(a)(2) of the Plan is amended to add the following language to the end thereof:

Effective for distributions made after December 31, 2007, an “Eligible Retirement Plan” shall also mean an Roth individual retirement account described in Section 408A of the Code to the extent that the applicable requirements of Code Section 408A are satisfied with respect to any direct rollover to such Roth individual retirement account.

4.         Effective January 1, 2007, Section 8.07(a)(3) of the Plan is amended by adding the following to the end thereof:

Any after-tax employee contributions may be rolled over not only to a defined contribution plan, but also to any qualified plan that agrees to separately account for them, and to a 403(b) plan that agrees to separately account for them.

5.         Effective January 1, 2010, Section 8.07(d) is added to the Plan as follows:

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Nonspouse Beneficiary’s election under this Section, a Nonspouse Beneficiary may elect to have any portion of a Plan distribution (that is payable to such Nonspouse Beneficiary due to a Participant’s death) paid in a direct trustee-to-trustee transfer to an individual retirement account described in Code Section 408(a) or to an individual retirement annuity described in Section 408(b) (other than an endowment contract) that has been established for the purposes of receiving the distribution on behalf of such Nonspouse Beneficiary.  For these purposes, a “Nonspouse Beneficiary” is an individual who is a designated beneficiary (as defined by Section 401(a)(9)(E) of the Internal Revenue Code) of a Participant and who is not the surviving spouse of such Participant.

IN ALL OTHER RESPECTS, this Plan is continued in full force and effect.  In order to maintain the terms of the Plan in a single document, this Third (Good Faith) Amendment may be incorporated into the most recent restatement of the Plan.

IN WITNESS WHEREOF, the Company has caused this Third (Good Faith) Amendment to be executed by its duly authorized officer this  11th   day of December       ,  2009 .

ATTEST:		Met-Pro Corporation

By	/s/ Amy Covely	By	/s/ Gary J. Morgan

Title:	HR Manager	Title:	V/P of Finance